Exhibit 99.1

RELEASE DATE: October 12, 2005

FASTENAL COMPANY REPORTS THIRD QUARTER EARNINGS

The Fastenal Company of Winona, MN (NASDAQ Symbol FAST) reported the results of the quarter ended September 30, 2005. Dollar amounts are in thousands.

Net sales for the three-month period ended September 30, 2005 totaled $402,218, an increase of 23.5% over net sales of $325,678 in the third quarter of 2004. Net earnings increased from $34,741 in the third quarter of 2004 to $45,971 in the third quarter of 2005, an increase of 32.3%. Basic and diluted earnings per share increased from $.46 to $.61 for the comparable periods.

Net sales for the nine-month period ended September 30, 2005 totaled $1,139,290, an increase of 23.8% over net sales of $920,027 in the first nine months of 2004. Net earnings increased from $97,720 in the first nine months of 2004 to $127,650 in the first nine months of 2005, an increase of 30.6%. Basic earnings per share increased from $1.29 to $1.69 for the comparable periods. Diluted earnings per share increased from $1.29 to $1.68 for the comparable periods.

During the first nine months of 2005, Fastenal opened 184 new sites (Fastenal opened 189 new sites in the first nine months of 2004). These 184 new sites represent an additional 12.0% more stores since December 31, 2004. There were 6,287 site employees as of September 30, 2005, an increase of 14.3% and 15.1% from December 31, 2004 and September 30, 2004, respectively.

SALES GROWTH:

Note – Daily sales are defined as the sales for the month divided by the number of business days in the month.

The twelve months of 2004 and the first nine months of 2005 had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2004	16.1%	20.1%	19.1%	22.1%	25.6%	25.7%	27.0%	24.9%	26.2%	27.6%	25.0%	27.4%
2005	26.2%	25.1%	22.5%	26.6%	22.9%	21.2%	21.8%	21.7%	26.8%

The January 2004 to September 2005 time frame generally represents improvement followed by stabilization in our daily sales trends. The January 2004 to September 2005 general improvement and stabilization reflects continued strengthening in the economy as it relates to the customers we sell to in North America and the impact of the Fastenal standard inventory stocking model (see reference below regarding the Customer Service Project, or CSP). The 2004 period was also impacted by inflation in the steel based products we sell.

IMPACT OF CURRENT INITIATIVES:

During 2005, Fastenal has been actively pursuing several initiatives to improve its operational performance. These include: (1) a new freight model, (2) tactical changes to our working capital model, and (3) an expanded store model called CSP II.

The freight model represents a focused effort to haul a higher percentage of our products utilizing the Fastenal trucking network (which operates at a substantial savings to external service providers because of our ability to leverage our existing routes) and to charge freight more consistently in our various operating units. Despite the fact we experienced an increase of approximately 37.1% in per gallon diesel fuel costs from the third quarter of 2004 to the third quarter of 2005; this new freight model positively impacted the third quarter by approximately $1,500 of additional operating margin.

The tactical changes to our working capital model include the establishment of a central call center for accounts receivable collection and the establishment of financial business rules for the purchasing of products outside the standard stocking model (formerly referred to as CSP) at the store. The balance sheet impacts of these changes are described below in the working capital discussion.

The CSP II store model represents an expansion of the core stocking items and sales personnel in an existing store with the goal of driving additional product sales to existing customers, target customers, and specific geographic areas within established markets. During the third quarter, 22 stores were converted to the CSP II format. The balance sheet impacts of these conversions are described below in the working capital discussion.

IMPACT OF HURRICANES AND FUEL PRICES DURING THE QUARTER:

During the third quarter of 2005, two hurricanes (Katrina and Rita) dramatically impacted the gulf coast of North America. The first of these two hurricanes had a meaningful impact on Fastenal from the immediate disaster. This includes: (1) dislocated employees (thankfully, we lost no employees), (2) the complete destruction of four stores, (3) a meaningful impact to another eleven stores due to wind damage, water damage, power outages, or communication failures, (4) a lesser impact to approximately fifteen additional stores due to storms that were spawned by the hurricane. In the aftermath of the hurricanes, we have assisted our dislocated employees with temporary housing, vehicles, food, and clothing. This thanks to gifts from Fastenal, its shareholder base, and its employee base. Despite the impact to Fastenal, we were able to react to the needs of our customers and experienced an increase over planned sales of approximately $4,000 in this geographic area during the quarter. While much of this business was at a lower gross margin, it helped supplement the pay of our personnel impacted most by the hurricane.

Rising fuel prices did take a toll on the nine month period and quarter ended September 30, 2005. During 2004, our vehicle fuel costs averaged approximately $895, $1,028, and $1,134 per month in the first, second, and third quarters, respectively. Our fleet consists of a variety of distribution vehicles as well as store delivery vehicles. During 2005, vehicle fuel costs have averaged approximately $1,248, $1,500, $1,677 per month in the first, second, and third quarters, respectively. These increases relate to the rising fuel costs, the freight initiative discussed earlier, and to the increase in sales and store locations. The latter was greatly reduced during the third quarter by a very effective conservation effort by our store personnel. The related increases in heating costs have not yet resulted in a meaningful impact in 2005 due to the seasonal nature of the expense.

STATEMENT OF EARNINGS INFORMATION (percentage of net sales):

	Nine Months Ended September 30,		Three Months Ended September 30,
	2005	2004	2005	2004
Net sales	100.0%	100.0%	100.0%	100.0%
Gross profit margin	50.3%	50.4%	50.3%	50.2%

Operating and administrative expenses	32.3%	33.3%	32.0%	33.1%
Loss on sale of property and equipment	0.0%	0.1%	0.0%	0.0%

Operating income	18.0%	17.0%	18.4%	17.1%

Interest income	0.1%	0.1%	0.1%	0.1%

Earnings before income taxes	18.1%	17.1%	18.4%	17.2%

Note – Amounts may not foot due to rounding difference.

Gross profit margins for the first nine months and third quarter of 2005 and 2004 were similar. The slight contraction for the nine month period in 2005 was caused by the greater inflation cost in the steel based products flowing through cost of sales. The impact was expected, and reflects product costs in the last three to six month ‘turn period’ of inventory in a ‘first-in, first-out’ inventory costing model. This impact was partially offset by an improvement in the gross profit associated with net freight revenue discussed earlier related to 2005.

Operating and administrative expenses grew at a slower rate than net sales growth during the first nine months and third quarter of 2005. This was primarily due to the tight management of employee numbers throughout the organization in all of 2004 and the first nine months of 2005. As discussed in our 2004 annual report, payroll and related expenses have historically represented approximately 70% of operating and administrative expenses. Effective management of this expense allows us to leverage the sales growth more effectively. This tight management was significant, given the store expansion (discussed earlier and later). We will continue to manage headcount in a similar fashion and expect to maintain most of the labor efficiency.

Income taxes, as a percentage of earnings before income taxes, were approximately 38.0% in the first nine months of 2005 and 2004, respectively. This rate fluctuates over time based on the income tax rates in the various jurisdictions in which we operate.

WORKING CAPITAL:

Two components of working capital, accounts receivable and inventories, improved during the first nine months of 2005. The September 2004-to-September 2005 percentage growth (i.e. year over year) and the year-to-date dollar growth were as follows:

September 2004-to-September 2005 percentage growth

Accounts receivable	20.0%
Inventories	21.5%

	Nine Months Ended September 30,		Three Months Ended September 30,
Dollar growth	2005	2004	2005	2004
Accounts receivable	$46,322	46,531	10,306	11,341
Inventories	$44,753	57,026	18,582	27,878

These two assets were impacted by our initiatives to improve working capital. These initiatives include (1) the establishment of a centralized call center to facilitate accounts receivable management (this facility became operational early in 2005) and (2) the tight management of all inventory amounts not identified as either expected store inventory (see reference below regarding CSP), new expanded inventory, or inventory necessary for upcoming store openings.

The accounts receivable increase of 20.0% represents a meaningful lag behind the 26.8% and 23.5% sales increase in the month of September 2005 and the third quarter 2005, respectively. The portion of accounts receivable not related to September sales grew 13.3% from 2004 to 2005.

The inventory increase for the first nine months of 2005 was higher than we had expected at the start of the year. The $16,000 of additional inventory, year-to-date, for store openings and store conversions was expected. However, during the third quarter of 2005, we did add inventory related to the post hurricane recovery and the CSP II initiative. These two items amounted to $1,500 and $3,000, respectively. Our goal is to remove the hurricane build-up by year end.

Overall, our initiatives are having a positive impact on accounts receivable and inventory. Our 2005 goals center on our ability to move the ratio of annual sales to accounts receivable and inventory (Annual Sales: AR&I) back to better than a 3.0:1 ratio (we were 2.6:1 at the end of 2004). Historically, we have been able to achieve a 20% after tax return on total assets (our internal goal) when our Annual Sales: AR&I ratio is at or above 3.0:1. An important component of this goal involves holding inventory growth to 15% from December 2004 to December 2005 (or hold inventory growth to $46,100). This will prove a challenge for us in the last quarter of the year; however, the 15% inventory growth target is still our 2005 goal, and we believe we can still be close to this goal.

STORE OPENINGS:

As discussed in previous public statements, the Company’s goal is to continue opening approximately 13% to 18% new stores each year (calculated on the ending number of stores in the previous year). On December 31, 2004, the Company operated 1,533 stores; therefore, as previously announced, we expect to open approximately 200 to 275 new stores in 2005. The Company opened 219 new stores in 2004 (or an increase over December 31, 2003 of 16.7%) and 151 new store sites in 2003 (or an increase over December 31, 2002 of 12.9%). While the new stores continue to build the infrastructure for future growth, the first year sales are low, and the added expenses related to payroll, occupancy, and transportation costs do impact the Company’s ability to leverage earnings. As disclosed in the past, it has been the Company’s experience that new stores take approximately ten to twelve months to achieve profitability. The planned openings can be altered in a short time span, usually less than 60 to 90 days.

In addition to the planned store expansion, we continued our ‘customer service project’ (or CSP) in 2005. As of September 30, 2005, more than 96% of our stores were operating in a CSP fashion. Since the CSP format represents the stocking model in substantially all of our locations, during the first quarter of 2005 we began to refer to these converted locations simply as stores with our expected inventory stocking model, versus the CSP designation. Consistent with our operating philosophy, we intend to continue identifying products and store display themes to position our stores to the Fastenal goal of being ‘the best industrial and construction supplier in each local market in which we operate’. In June

2005 we disclosed our intention to convert 25 locations to the CSP II format. The CSP II format represents a further expansion of the Fastenal standard inventory stocking model at the store level. As of September 30, 2005, 22 stores had been converted to the CSP II format.

Additional information regarding certain Fastenal Company statistics for the current quarter is available on the Fastenal Company World Wide Web site at www.fastenal.com. The Company discloses sales and store information on a monthly basis. This information is posted at www.fastenal.com on the third business day following the end of the first two months of a quarter and simultaneous with the earnings release following the third month of a quarter. This press release contains statements that are not historical in nature and that are intended to be, and are hereby identified as, “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding management of headcount and labor efficiency, working capital goals, rates of return when working capital is appropriately managed, targets for 2005 inventory growth, increases in selling locations, the time it typically takes a new store to achieve profitability, the timeline for altering planned store openings, and the conversion of stores to the CSP II format. A change in the economy, from that currently being experienced, could cause the store openings to change from that expected and could impact the CSP II rollout. A change in the economy, from that currently being experienced, a change in customer buying patterns, a change in forecasts, or a change in vendor production lead times could cause working capital (including inventory) to change from expected amounts. A change in the number of markets able to support future store sites could change the management of headcount, which in turn, together with changes in sales growth and store openings, could impact labor efficiency. A discussion of other risks and uncertainties is included in the Company’s 2004 annual report under the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands except share information)

	(Unaudited) September 30, 2005	December 31, 2004
Assets

Current assets:
Cash and cash equivalents	$32,029	33,503
Marketable securities	280	5,496
Trade accounts receivable, net of allowance for doubtful accounts of $4,866 and $5,181, respectively	204,340	162,500
Inventories	352,086	307,333
Deferred income tax asset	6,494	6,494
Other current assets	26,160	22,740

Total current assets	621,389	538,066

Marketable securities	13,508	35,468
Property and equipment, less accumulated depreciation	209,971	193,446
Other assets, less accumulated amortization	3,326	3,254

Total assets	$848,194	770,234

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$40,980	39,276
Accrued expenses	43,054	31,633
Income taxes payable	1,178	274

Total current liabilities	85,212	71,183

Deferred income tax liability	14,682	14,682

Stockholders’ equity:
Common stock, 100,000,000 shares authorized 75,527,376, and 75,877,376 shares issued and outstanding, respectively	755	759
Additional paid-in capital	—	13,693
Retained earnings	738,188	662,517
Accumulated other comprehensive income	9,357	7,400

Total stockholders’ equity	748,300	684,369

Total liabilities and stockholders’ equity	$848,194	770,234

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Earnings

(Amounts in thousands except earnings per share)

	(Unaudited) Nine months ended September 30,		(Unaudited) Three months ended September 30,
	2005	2004	2005	2004
Net sales	$1,139,290	920,027	402,218	325,678

Cost of sales	565,763	456,281	199,872	162,118

Gross profit	573,527	463,746	202,346	163,560

Operating and administrative expenses	368,173	306,461	128,602	107,815
Gain(loss) on sale of property and equipment	(313)	(564)	139	(52)

Operating income	205,041	156,721	73,883	55,693

Interest income	846	892	265	361

Earnings before income taxes	205,887	157,613	74,148	56,054

Income tax expense	78,237	59,893	28,177	21,313

Net earnings	$127,650	97,720	45,971	34,741

Basic net earnings per share	$1.69	1.29	0.61	0.46

Diluted net earnings per share	$1.68	1.29	0.61	0.46

Basic weighted average shares outstanding	75,673	75,877	75,527	75,877

Diluted weighted average shares outstanding	75,784	75,981	75,646	76,009

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Amounts in thousands)

	(Unaudited) Nine months ended September 30,
	2005	2004
Cash flows from operating activities:
Net earnings	$127,650	97,720
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property and equipment	21,627	17,304
Loss on sale of property and equipment	313	564
Bad debt expense	4,482	5,022
Amortization of non-compete agreement	50	50
Changes in operating assets and liabilities:
Trade accounts receivable	(46,322)	(46,531)
Inventories	(44,753)	(57,026)
Other current assets	(3,420)	(4,627)
Accounts payable	1,704	7,118
Accrued expenses	11,421	8,622
Income taxes, net	904	9,630
Other	1,921	878

Net cash provided by operating activities	75,577	38,724

Cash flows from investing activities:
Purchase of property and equipment	(42,382)	(37,994)
Proceeds from sale of property and equipment	3,917	3,964
Net decrease in marketable securities	27,176	2,065
Increase in other assets	(124)	(183)

Net cash used in investing activities	(11,413)	(32,148)

Cash flows from financing activities:
Purchase of common stock	(18,739)	—
Payment of dividends	(46,935)	(30,351)

Net cash used in financing activities	(65,674)	(30,351)

Effect of exchange rate changes on cash	36	57

Net decrease in cash and cash equivalents	(1,474)	(23,718)

Cash and cash equivalents at beginning of period	33,503	49,750

Cash and cash equivalents at end of period	$32,029	26,032

Supplemental disclosure of cash flow information:
Cash paid during each period for:
Income taxes	$77,333	50,263